Exhibit 10.9

August 15, 2006



Letter of Agreement concerning transfer of shares


TO:  Steven L. Sample
        1515 East Silver Springs Blvd. - Suite 118.4
        Ocala, FL  34470


Dear Mr. Sample:

     I hereby agree that upon the conversion of all of the shares of Series A Preferred Stock owned by you, Steven L. Sample into Common Stock, either voluntarily or by operation of law or otherwise, Baker # 1 or me, as appropriate, will convert all shares of Series A Preferred Stock then owned into Common Stock.


     I understand that, pursuant to the terms of the preferred stock designations of rights and preferences my right of assignment is limited and that I will make no assignment inconsistent with those designations and that any assignment that I make will require an understanding that the conversion will occur as stipulated in the first paragraph hereof.


     I hereby appoint, for a period of nine years from the date hereof, you, Steven L. Sample, as my agent and attorney-in-fact to vote any shares of said Series A Preferred Stock that are now owned or may be owned by me. By this grant I intend that this Power of Attorney be considered coupled with an interest sufficient to make the power irrevocable and hereby make this Power of Attorney irrevocable.


     If the foregoing meets with you approval, kindly sign in the space provided below.

        Very truly yours,

            Harry K. Myers

            By: /s/ Harry K. Myers

            Harry K. Myers

            AGREED:

            Steven L. Sample

            By: /s/ Steven L. Sample